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                                                                     EXHIBIT 5.1


                        [GOODWIN PROCTER LLP LETTERHEAD]


August 23, 2001


Camden National Corporation
Two Elm Street
Camden, Maine 04843


Ladies and Gentlemen:

We have acted as special counsel to Camden National Corporation, a Maine corporation (the "Company") in connection with a Registration Statement on Form S-8 which was filed by the Company under the Securities Act of 1933, as amended, (the "Registration Statement"), and which registers 110,232 shares of the Common Stock, no par value, of the Company (the "Shares") to be issued pursuant to the 1993 Stock Option Plan, as amended (the "Plan"). In that capacity, we have reviewed the articles of incorporation and by-laws of the Company, the Registration Statement, the corporate action taken by the Company that provides for the issuance or delivery of the Shares to be issued or delivered pursuant to the Plan and such other materials and matters as we have deemed necessary for the issuance of this opinion.

The opinion expressed below is limited to Massachusetts law. In this regard we note that the issuance of the Shares is a matter governed by Maine law. We are rendering the opinion expressed below, with your permission and consent, as though the issuance of Shares was a matter governed by the internal laws of the Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that the Shares have been duly and validly authorized and upon issuance, delivery and receipt of full consideration therefor as contemplated in the Registration Statement, will be, validly issued, fully paid, and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm and to our opinion in the Registration Statement.

Very truly yours,

Goodwin Procter LLP